UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 OR 15(d) of The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported)  March 15, 2006

HILTON HOTELS CORPORATION

(Exact name of registrant as specified in its charter)

Delaware	I-3427	36-2058176
(State or other jurisdiction	(Commission	(IRS Employer
of incorporation)	File Number)	Identification No.)

9336 Civic Center Drive, Beverly Hills, CA		90210
(Address of principal executive offices)		(Zip Code)

Registrant’s telephone number, including area code  (310) 278-4321

(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐            Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐            Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐            Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐            Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

ITEM 1.01     ENTRY INTO A MATERIAL DEFINITIVE AGREEMENT

On March 15, 2006, the Compensation Committee of the Company’s Board of Directors established the 2006 performance goal for the eligibility of the Company’s executive officers for bonus awards under the Company’s Annual Incentive Plan (the “Incentive Plan”). The 2006 performance goal is the achievement by the Company of at least 85% of the Company’s budgeted earnings on a consolidated basis before interest, taxes, depreciation and amortization (“EBITDA”) for 2006. The Compensation Committee also established the total amount of the bonus pool available to the Company’s executive officers as .60% of EBITDA reported by the Company for 2006. Under the Incentive Plan, executive officers can earn a targeted award percentage of the bonus pool amount if the Compensation Committee certifies that the performance goal was met.

On March 15, 2006, the Compensation Committee approved bonus payments for certain employees in recognition of their efforts in completing our acquisition of the international hotel business of Hilton Group plc on February 23, 2006 (the “HI Acquisition”). Two of the Company’s named executive officers received such bonuses in the following amounts:  Ms. Kleiner - $500,000; and Mr. La Forgia - $600,000.

On March 15, 2006, the Compensation Committee also approved a $3.0 million contribution by the Company to the Bollenbach Family Scholarship Fund of the California Community Foundation (the “Fund”) to honor Mr. Bollenbach’s leadership of the Company during the HI Acquisition and to support the vision of making higher education affordable. The Fund provides scholarships and educational aid, with preference given to individuals who have been employed by the Company for at least three years or their children. Neither directors nor officers of the Company, nor their relatives, are eligible to receive scholarships from the Fund.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Dated:  March 21, 2006

HILTON HOTELS CORPORATION

By:	/s/ Madeleine A. Kleiner
Madeleine A. Kleiner
Executive Vice President and General Counsel